EXHIBIT 11.1

MANUAL FOR HANDLING MARKET-RELEVANT INFORMATION

General Rule No. 270, dated December 31, 2009, from the current Financial Market Commission (formerly, the Superintendence of Securities and Insurance)

CELULOSA ARAUCO Y CONSTITUCIÓN S.A.

Contents

Title I Definitions

Title II Introduction

Title III Regulations

TITLE I

DEFINITIONS

The terms and abbreviations indicated below, for the purposes of this Manual, are defined and understood as follows:

CMF: Commission for the Financial Market of the Republic of Chile.

LMV: Securities Market Law No. 18,045.

LSA: Corporations Law No. 18,046.

Company: The corporation named Celulosa Arauco y Constitución S.A.

Securities: Shares, bonds, and other public offering instruments issued by, or to be issued by Celulosa Arauco y Constitución S.A., or securities whose price or result depends or is conditioned, in whole or in significant part, on the variation or evolution of the price of said securities. For this latter case, the definition of General Rule No. 269, dated 12.31.09, from the CMF, regarding when it is understood that the price or result of a security depends or is conditioned in significant part on the variation or evolution of the price of another, will apply.

Shares: Shares issued by Celulosa Arauco y Constitución S.A.

Board of Directors: The Board of Directors of Celulosa Arauco y Constitución S.A.

Manual: This Manual for Handling Market-Relevant Information, referred to in General Rule No. 270, dated December 31, 2009, from the Commission for the Financial Market.

Privileged or Confidential Information: Any privileged information related to a company, its subsidiaries and affiliates, its businesses, or one or more of the securities issued by it, not disclosed to the market and whose knowledge, by its nature, is capable of influencing the price of the securities issued. Also considered privileged information is reserved information defined below. Additionally, privileged information includes information possessed about decisions regarding acquisition, disposal, and acceptance or rejection of specific offers from an institutional investor in the securities market.

Essential Information: Privileged information that a prudent person would deem important when making investment decisions.

Reserved Information: Any essential information that, with the approval of three-quarters of the Directors of a corporation, has been designated as reserved.

Market-Relevant Information: All privileged information that, while not essential, is useful for a thorough financial analysis of a company, its securities, or their offering. This includes all legal, economic, and financial information relevant to the Company’s business operations or that may significantly impact them.

Other terms not defined in this Title will have, for the purposes of this Manual, the meaning attributed to them by the Securities Market Law No. 18,045, the Corporations Law No. 18,046, the Commercial Code, and the regulations issued by the Commission for the Financial Market.

TITLE II INTRODUCTION

The Company's Board of Directors, in compliance with the provisions contained in General Rule No. 270 of 2009 from the CMF, has established in this Manual for Handling Market-Relevant Information the regulations that the Company will apply in this matter. This manual complies with the standards of Law No. 20,382 on Corporate Governance of Companies, and Law No. 21,314, which, among other matters, established new transparency requirements and reinforced the responsibilities of market agents.

The provisions of this Manual are mandatory for the Company's Directors, Chief Executive Officer, Managers, key executives, administrators, employees, advisors with access to privileged information, and external auditors.

Notwithstanding the above, the Board of Directors has deemed it appropriate to state that any person who, by reason of their position, activity, or relationship, has access to Privileged Information of the Company, whether or not mentioned among the persons for whom the rules of this Manual are mandatory, must, in compliance with the personal obligation imposed by articles 60 and 165 of the LMV, maintain strict confidentiality, not using or disclosing the information for their own or others' benefit, nor acquiring or disposing of nor recommending acquiring or disposing of, for themselves or third parties, directly or through other persons, the Securities on which they possess privileged information.

TITLE III REGULATIONS

1.	CORPORATE BODY OF THE COMPANY THAT HAS ESTABLISHED THIS MANUAL AND MAY MODIFY IT IN THE FUTURE

This Manual has been established and amended by the Company's Board of Directors, which retains the authority to modify it at any time in the future.

2.	CORPORATE BODY OF THE COMPANY RESPONSIBLE FOR COMPLIANCE WITH THE RULES OF THIS MANUAL

The Chief Executive Officer of the Company shall be responsible for disclosing, enforcing, and ensuring compliance with the rules and procedures of this Manual. In the absence of the Chief Executive Officer, and without the need to provide proof to third parties, the Senior Vice-President of Human Resources & Sustainability will assume these responsibilities.

Notwithstanding the above, and only in specific and extraordinary cases, the Chief Executive Officer and the Senior Vice-President of Human Resources & Sustainability may delegate one or more of the responsibilities outlined above to other executives of the Company. In such cases, they are required to inform the Board of Directors of any delegations made.

3.	INFORMATION ON HOLDINGS AND TRANSACTIONS OF SECURITIES

SHARE HOLDINGS

Pursuant to Article 17 of the LMV, Directors, Managers, Administrators, and key executives of the Company, as well as entities directly controlled by them or through other persons, must disclose their holdings in the Company's securities, as well as those of the business group to which it belongs, to each of the country's stock exchanges where the Company is registered. This information must be reported within three business days of assuming their position, being incorporated into the public register under Article 68 of the LMV, leaving the position, being removed from the register, or whenever there is a significant change in their holdings. This obligation must be fulfilled in accordance with General Rule No. 277, dated January 19, 2010, issued by the CMF.

TRANSACTIONS AND HOLDINGS OF SECURITIES ISSUED BY OTHER ENTITIES BELONGING TO THE SAME BUSINESS GROUP

The Company has not considered implementing systems for the disclosure of transactions and holdings of securities issued by other entities within the business group to which the Company belongs, or securities whose price or value depends on or is influenced by the price fluctuations of the Company's securities, carried out or held by Directors, Chief Executive Officer, key executives, Managers, and other persons related to these entities.

4.	TRANSACTION POLICY AFFECTING DIRECTORS, KEY EXECUTIVES, AND OTHER INDICATED PERSONS

To ensure fair and equal access to public information generated by the Company for all market participants, the following blocking period is established. During this period, no Director, Chief Executive Officer, Manager, Administrator, key executive, their spouses, partners, or relatives up to the second degree of consanguinity or affinity, nor advisors, external auditors, employees with access to Privileged Information, or entities directly controlled by them or through third parties, may acquire or dispose of the Company’s securities, or the securities of its direct and indirect parent companies and subsidiaries.

As of the issuance date of this Manual, the following parent and subsidiary companies are included:

•	AntarChile S.A.
•	Empresas Copec S.A.
•	Forestal Cholguán S.A.
•	Consorcio de Protección Fitosanitaria Forestal S.A.

Each blocking period will commence thirty days prior to the date set for the disclosure of the next financial statements, which will be announced in advance and published on the Company’s website. The blocking period will end at 24:00 on the next business day following the delivery of the financial statements to the CMF.

The blocking period indicated in this section is established without prejudice to the personal obligations of confidentiality of Privileged Information and the prohibition of its use imposed on each person by articles 60, 165, and following of the LMV.

The exercise of the preferential subscription right of shares of the Company, its direct or indirect parent companies, and subsidiaries, whether these rights come from a single preferential option period or two or more successive periods, is exempt from the prohibition indicated above in this section.

5.	CONTINUOUS INFORMATION DISSEMINATION MECHANISMS BY THE COMPANY

The Company discloses its Privileged Information using the following mechanisms:

5.1

Essential information, as defined in articles 9 and 10 of the LMV, is disclosed by sending it to the CMF and the Stock Exchanges in the form, deadlines, and conditions established in section A of numeral 2.2 of Section II of General Rule No. 30 of 1989 from the CMF, without prejudice to the Board of Directors' authority to implement, in addition to the previous mechanism, other mechanisms of general application or for a particular case. To ensure an adequate flow of internal communications that allows timely detection of events or information that may be essential, all persons for whom the provisions of this Manual are mandatory must inform the Board of Directors and/or the General Management as soon as any event occurs or any information is produced that, in the opinion of the person obliged to inform, may be considered essential.

5.2

Reserved information, as defined in article 10 of the LMV, is disclosed by sending it to the CMF in the form, deadlines, and conditions established in section B of numeral 2.2 of Section II of General Rule No. 30 of 1989 from the CMF, information that, when its reserve ceases, is disclosed to the market as indicated in 5.1 above.

5.3	Market-Relevant Information will be disclosed to the general market as follows:

Each time the Company provides Privileged Information to a specific group in the market that, according to section C of Section II of General Rule No. 30 of 1989 from the CMF, must be classified as "Market-Relevant Information," it will proceed to disclose it to the general market simultaneously with delivery to the specific group. If this is not possible, the disclosure will be made within the next 24 hours.

The disclosure referred to in the previous paragraph will be made by publishing the information on the Company's website (www.arauco.com), without prejudice to the Board of Directors agreeing to additional general or specific disclosure mechanisms.

Notwithstanding the above, Market-Relevant Information provided to third parties to comply with legal regulations or contractual relationships will not be disclosed, provided that the recipient is legally or contractually obligated to maintain the confidentiality of such information.

6.	MECHANISMS FOR SAFEGUARDING CONFIDENTIAL INFORMATION

The general measures for safeguarding confidential information maintained and will be maintained by the Company are as follows:

6.1

The General Management has prepared and will keep updated and available to the Board of Directors a list of persons for whom the provisions of this Manual are mandatory, as indicated in the second paragraph of Title II, for the purposes of its application, and especially for what is referred to in section 4 above.

6.2

The transfer of information and internal communications, especially those with the persons mentioned in the list referred to in 6.1 above, are mainly carried out by electronic means, which have adequate protection and backup measures.

6.3	The Company maintains most of its files in electronic media, which have adequate protection and backup measures and are under the custody of the Company's Corporate Finance Management.

6.4	The Company's paper files stored with traditional systems are properly safeguarded under the custody of the Managements responsible for such information.

6.5

The Chief Executive Officer and the Manager of People and Sustainability will ensure that information related to the Company's legal, economic, and financial situation is not disclosed to persons other than those who, due to their position, activity, or relationship with the Company, must know such information before it is made available to shareholders and the public.

7.	OFFICIAL REPRESENTATIVES OR SPOKESPERSONS OF THE COMPANY

The Company's representatives or spokespersons before third parties and the media will be the Chairman of the Board, the Vice-Chairmen of the Board, the Chief Executive Officer of the Company, the Manager of People and Sustainability, and the Corporate Finance Manager.

Any information provided to the general market or the media by the representatives or spokespersons mentioned above shall be considered, for all purposes, as official information issued by the Company.

8.	MECHANISMS FOR DISCLOSING THE MANUAL AND TRAINING ACTIVITIES REGARDING IT

The disclosure of this Manual will be carried out as follows:

8.1	The Company will submit an electronic copy of this Manual to the CMF within 48 hours of its approval or modification by the Board of Directors, as indicated in Section 11 of this document.

8.2

The full and updated text of this Manual will be made available to interested parties on the Company's website (www.arauco.com) within the same period referred to in 8.1 above, and will also be available at the Company's offices at Avenida El Golf 150, 14th floor, Las Condes, Santiago.

8.3	Any modification to this Manual decided by the Board of Directors will be informed to the CMF and the Stock Exchanges as an "Essential Fact."

On the same day that the "Essential Fact" referred to in the previous paragraph is reported, the new version of the Manual will be incorporated into the Company's website.

Finally, within the same period just mentioned, the text of the Manual available at the Company's offices will be updated for interested parties.

8.4

The General Management and/or the People and Sustainability Management of the Company shall implement the dissemination or training activities they deem necessary on the matters contained in this Manual.

9.	RULES ON THE APPLICATION OF SANCTIONS

Alleged violations of the rules of this Manual found by the Board of Directors or the General Management of the Company will be investigated by the Board of Directors and sanctioned by it, which may apply one or more of the following measures: verbal or written reprimand, always recorded in the corresponding minutes of the respective Board meeting; dismissal of the offender; any other measure deemed appropriate by the Board of Directors according to the importance of the observed fault; reporting the facts to the CMF; and filing a complaint or lawsuit by the Company, bringing the investigated facts to the attention of the CMF and the competent courts.

10.	RESOLUTION OF CONFLICTS RELATED TO THE INTERPRETATION OF THIS MANUAL

The Board of Directors of the Company will resolve any and all conflicts arising from the interpretation of this Manual, always with broad powers and without any limitation.

11.	APPROVAL OF THIS MANUAL AND ITS MODIFICATIONS

This Manual was approved by the Company's Board of Directors in a meeting held on March 29, 2010, and was modified by the same Board in meetings held on January 22, 2019, August 24, 2021, January 23, 2024, and July 23, 2024. It will come into effect once the new text is published on the Company's website. In case of modifications to this Manual, the date of the Board meeting in which the modification was approved must be recorded in this section.

12.	VALIDITY

This Manual will remain in effect indefinitely unless the Company's Board of Directors adopts a resolution to the contrary. Any modifications to the Manual will take effect once the full, updated text is published on the Company's website.

13.	TRANSITIONAL PROVISIONS

Transitional Provision No. 1: The Company's Board of Directors has decided to inform the Boards of Directors of the Company's direct subsidiaries about this Manual so that they are aware of the criteria and policies of their parent company, Celulosa Arauco y Constitución S.A., regarding the matters referred to in this Manual.

Santiago, July 23, 2024.

Certificate: The undersigned, Chief Executive Officer of the corporation named Celulosa Arauco y Constitución S.A., certifies that this Manual is a true copy of the one approved by the Company's Board of Directors in a meeting held on March 29, 2010, which was modified in meetings held on January 22, 2019, August 24, 2021, January 23, 2024, and July 23, 2024.

Santiago, July 23, 2024.

Cristián Infante Bilbao

Chief Executive Officer

Celulosa Arauco y Constitución S.A.